Exhibit 99.3
Newmont Announces Plan to Increase Annual Gold Production to Approximately 7 Million Ounces by 2017
Gold Price-Linked Dividend Policy Introduced
DENVER, April 7, 2011 — Newmont Mining Corporation (NYSE: NEM) will discuss today at its annual Investor Day conference the comprehensive plan for the development of its current global portfolio of assets that would increase annual gold production to approximately 7 million ounces by 2017. This production target represents a potential aggregate increase of approximately 35% in anticipated 2017 annual production from the Company’s previously announced 2011 attributable gold production outlook of 5.1 to 5.3 million ounces. The Company also announced a new dividend policy that will link its quarterly dividend payment to Newmont’s average realized price of gold sales.
“Newmont offers investors a powerful combination of organic growth potential from projects that can be developed with competitive returns and significant exploration upside,” said Richard O’Brien, President and Chief Executive Officer. “With our strong balance sheet and cash flow, we are positioned to fund profitable growth and to pay a new gold price-linked dividend.”
The Company’s Investor Day presentation highlights the following five key points:
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Production Growth — Potential to achieve approximately 7 million ounces of attributable annual gold production and 400 million pounds of attributable annual copper production by 2017, representing approximately 35% and 90% growth, respectively, from the Company’s expected 2011 production outlook.

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Project Returns — Internal rates of return on key strategic projects are expected to average greater than 20% at current metals prices. Capital expenditures associated with these projects are estimated at approximately $7 billion in aggregate over the next 6-7 years, substantially funded through anticipated free cash flow and existing balance sheet strength.

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Reserves and Exploration Upside — The Company currently has approximately 93.5 million ounces of gold in reserves and 37.5 million ounces in non-reserve mineralization, as well as the potential to add the equivalent of the Company’s current reserves over the next decade.

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Balance Sheet Strength — Available cash and marketable securities was approximately $5 billion at December 31, 2010 (before the use of approximately $2 billion in the Fronteer transaction and net cash flow generated in the first quarter of 2011); the Company also anticipates strong free cash flow at planned production levels and current metals prices.

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Gold Price-linked Dividend —Newmont’s gold price-linked dividend policy contemplates a quarterly payable dividend based on Newmont’s average realized gold price for the preceding quarter. The annual payout will increase at a rate of $0.20 per share for each $100 per ounce rise in the average realized gold price. At the current gold price of approximately $1,450 per ounce (i.e. between $1,400 — $1,499 per ounce), Newmont’s annual dividend would be $1.00 per share. Subject to Board approval, the first quarterly dividend under this policy is expected to be payable on June 29, 2011 to shareholders of record on June 16, 2011. The declaration and payment of dividends remains at the discretion of the Board of Directors and will depend on the Company’s financial results, cash requirements, future prospects and other factors deemed relevant by the Board.

A live webcast of Newmont’s Investor Day and the detailed presentation will be accessible on Newmont’s website at www.newmont.com. The live webcast begins at 9:30 EDT today.
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Media Contact:
Omar Jabara	303.837.5114	omar.jabara@newmont.com

Investor Contacts:
John Seaberg	303.837.5743	john.seaberg@newmont.com
Karli Anderson	303.837.6049	karli.anderson@newmont.com
Monica Brisnehan	303.837.5836	monica.brisnehan@newmont.com
Cautionary Statement:
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by those sections and other applicable laws. Those forward-looking statements include,without limitation, estimates and expectations of, and statements regarding: (i) the Company’s strategy and plans; (ii) future equity gold and equity copper production; (iii) future operating, sales and other costs; (iv) future capital expenditures; (v) project returns; (vi) project start dates, ramp up, life and expansion opportunities; (vii) potential ounces or tons of reserves, NRM and potential resources; (viii) exploration pipeline, potential or upside, opportunities, growth; (ix) dividend policy; (x) future liquidity; and (xi) other financial outlook for the Company’s operations and projects. Those forward-looking statements include,without limitation, statements that use forward-looking terminology such as “may”, “will”, “expect”, “anticipate”, “potential”, “target”, or the negative or other variations of those terms or comparable terminology. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Those assumptions include, without limitation: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels and such supplies otherwise being available on bases consistent with the Company’s current expectations; and (vii) the accuracy of our current mineral reserve and mineral resource estimates and exploration information. Where the Company expresses or implies an expectation or belief as to future events or results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements”. Those risks, uncertainties and other factors include (without limitation): (i) gold and other metals price volatility; (ii) currency fluctuations; (iii) increased capital and operating costs, and scarcity of and competition for required labor and supplies; (iv) variances in ore grade or recovery rates from those assumed in mining plans: (v) operating or technical difficulties; (vi) political and operational risks in the countries in which we operate; and (vii) governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company’s 2010 Annual Report on Form 10-K, filed on February 24, 2011, with the Securities and Exchange Commission, as well as the Company’s other SEC filings. These forward-looking statements are not guarantees of future performance, given that they involve risks and uncertainties. The Company does not undertake any obligation to release publicly revisions to any forward-looking statement except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued forward-looking statement constitutes a reaffirmation of that statement. Continued reliance on forward-looking statements is at investors’ own risk.